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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                Date of Report (Date of earliest event reported)
                                January 30, 2001

                            NTN COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                            001-11460                     31-1103425
   (State or Other Jurisdiction of          (Commission File Number)         (I.R.S. Employer
    Incorporation or Organization)                                          Identification No.)

         5966 LA PLACE COURT
        CARLSBAD, CALIFORNIA                                                      92008
(Address of Principal Executive Offices)                                        (Zip Code)

                                 (760) 438-7400
              (Registrant's telephone number, including Area Code)


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ITEM 5. OTHER EVENTS.

On January 30, 2001, NTN Communications, Inc. reported that it had reached agreement with the holders of its 7% convertible senior subordinated promissory notes to extend the maturity date of the aggregate $4 million in promissory notes from February 1, 2001 to February 1, 2003. The promissory notes remain convertible at $1.275 per share, but the terms were modified to reduce the interest rate from 7% to 4% and to permit NTN to convert up to the full principal amount of the promissory notes into NTN common stock at maturity at a conversion price of $1.275 per share. In addition, if NTN's common stock closes above $2.50 for more than 20 consecutive trading days, NTN can force conversion of the promissory notes at $1.275 per share.

In addition, NTN and certain equity investors who participated in a private placement of common stock and warrants in November 2000 reached an agreement to revise the terms of the private placement in exchange for the issuance of 350,043 shares of NTN common stock. The revisions eliminated the exercise price reset provisions contained in the warrants as well as the investors' rights to receive additional shares of NTN common stock upon the occurrence of certain events. Furthermore, the investors agreed to surrender and cancel their rights to additional contingent warrants for 609,291 shares of NTN common stock.

In connection with these agreements, the employment agreement between NTN and Stanley B. Kinsey, chief executive officer of NTN, was extended for one year.

The full text of the press release is set forth in Exhibit 99.1 attached hereto.

ITEM 7. EXHIBITS.

      Exhibit
      Number               Description
      -------              -----------
       99.1                Press release dated January 30, 2001.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NTN COMMUNICATIONS, INC.


                                         By: /s/ Zach A. Vela
                                            ------------------------------------
                                                 Zach A. Vela
                                                 Chief Financial Officer

Date:  February 5, 2001


                                      S-1
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                                 EXHIBIT INDEX

      Exhibit
      Number               Description
      -------              -----------
       99.1                Press release dated January 30, 2001.